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LOAN AGREEMENT

Lender	HARTMANN ASIA HOLDING PTE LTD
1 North Bridge Road
High Street Centre #06 - 18/19/20/21
Singapore 179094

(hereinafter referred to as “Lender”)

Borrower:	ATL Offshore GmbH & Co. “ISLE OF USEDOM” KG
Neue Str. 24, 26789 Leer

(hereinafter referred to as “Borrower”)

The Lender grants the Borrower an Loan of

USD 6,000,000.00
(in words: United States Dollars six million, hereinafter referred to as the “Loan”)

The following terms and conditions shall apply to the Loan:

1.	Drawdown

The Lender shall grant to the Borrower the Loan immediately after signing of this loan agreement.

2.	Interests

The Loan shall bear interest of 6% p.a. Interests shall be calculated on the basis of the exact number of days outstanding, the exact amount outstanding and a 360 days year and he payable in one lump sum upon repayment of the Loan.

3.	Duration and Repayment

The Loan shall be granted until September 30, 2010.  The Borrower shall be entitled to repay all or any portion, without penalty at any time prior to the end of the loan period without further notice, beginning upon granting of the Loan.

The Borrower and eleven sister companies are in negotiations with Norddeutsche Landesbank Girozentrale, Hannover, Germany, (“Nord/LB”) about additional financing of abt. EUR 10,000,000.00.  NORD/LB is currently requesting additional abt. EUR 18,000,000.00 to be borne by the shareholders.  If such additional financing will be made available prior to September 30, 2010, the Loan shall be repayable immediately after draw down of the additional financing.

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4.	Purpose of the Loan

The Borrower shall use the Loan to fund its operating activities including interest and redemption payments to NORD/LB of its own activities as well as — via inter company loans — the activities of eight sister companies.

5.	Securities

No securities shall be provided to the Lender.

6.	Subordination

The Loan shall at all times be subordinated in all respects to any claims of first ranking mortgagee NORD/LB.

7.	Undertakings

7.1	The parties hereto hereby irrevocably undertake not to amend, vary, change or supplement this loan agreement without the prior written consent of Nord/LB

7.2
The Lender hereby irrevocably undertakes not to terminate this Loan or to declare an event of default hereunder und/or to accelerate the Loan and/or demand premature repayment thereof without the prior written consent of Nord/LB.

8.	Final provisions

Modifications and addenda for this agreement have to take place in written form.  Should one of the articles be ineffectual, the other points are not affected.

Any dispute arising out of or in connection with this LOAN AGREEMENT that cannot be settled amicably shall be submitted to the exclusive jurisdiction of the Leer court.  The LOAN AGREEMENT shall be governed by, and interpreted in accordance with laws of the Federal Republic of Germany.

Leer, August 31, 2010

/s/ Niels Roggemann	/s/ Björn Jochmann
Niels Roggemann for and on behalf of	Björn Jochmann for and on behalf of
ATL Offshore GmbH
acting for and on behalf of	HARTMANN ASIA HOLDING PTE LTD

ATL Offshore GmbH & Co. “ISLE OF
USEDOM” KG